Exhibit 99.1

News Release

Contacts:    Media:                        Investor Relations:
Claudia Panfil                    Bob Brunn
(305) 500-3668                 (305) 500-4210

Ryder Reports First Quarter 2018 Results

•	Q1 GAAP EPS from Continuing Operations Down $0.08 or 11% to $0.64, Includes $0.29 UK Goodwill Impairment Charge

•	Q1 Comparable EPS (non-GAAP) from Continuing Operations Up $0.08 or 10% to $0.91, Reflects Lower Tax Rate from Tax Reform

•	Record Q1 Total Revenue Grows 10% to $1.9 Billion; Record Q1 Operating Revenue (non-GAAP) Up 7% to $1.5 Billion

•	Revised Full-Year 2018 GAAP EPS Forecast Range of $4.55 to $4.80 vs. Prior Forecast of $5.34 to $5.64, Driven by a Tax Reform-Related Adjustment and UK Goodwill Impairment Charge

•	Revised Full-Year 2018 Comparable EPS Forecast Range (non-GAAP) of $5.45 to $5.70 vs. Prior Forecast of $5.40 to $5.70

MIAMI, Tuesday, April 24, 2018 - Ryder System, Inc. (NYSE: R), a leader in commercial fleet management, dedicated transportation, and supply chain solutions, today reported first quarter earnings and revenue. Results for the three months ended March 31 were as follows:

(dollars in millions, except EPS)	Earnings Before Taxes			Earnings			Diluted Earnings Per Share
	2018	2017	Change	2018	2017	Change	2018	2017	Change
GAAP	$48.1	60.6	(21)%	$33.9	38.5	(12)%	$0.64	0.72	(11)%
Non-operating pension costs	1.2	7.3		0.6	4.2		0.01	0.08
UK goodwill impairment charge	15.5	—		15.5	—		0.29	—
Uncertain tax position adjustment	—	—		(3.3)	—		(0.06)	—
Other	0.3	2.2		1.7	1.7		0.03	0.03
Comparable (non-GAAP)	$65.1	70.2	(7)%	$48.4	44.4	9%	$0.91	0.83	10%

In the first quarter, the Company reported record total revenue and record operating revenue (a non-GAAP measure excluding all fuel and subcontracted transportation). Total revenue and operating revenue grew across all three business segments reflecting new business and higher volumes. Total revenue also grew due to higher fuel costs passed through to customers. Total and operating revenue for the three months ended March 31 were as follows:

Exhibit 99.1

(in millions)	Total Revenue			Operating Revenue (non-GAAP)
	2018	2017	% Change	2018	2017	% Change
Total	$1,903.5	1,737.0	10%	$1,542.9	1,445.1	7%
FMS	$1,242.6	1,132.5	10%	$1,038.8	962.2	8%
DTS	$299.0	266.6	12%	$201.4	193.4	4%
SCS	$494.7	451.6	10%	$382.8	361.8	6%

Commenting on the Company’s first quarter results, Ryder Chairman and CEO Robert Sanchez said, "Our results were at the high-end of our expectations in the first quarter, driven by stronger than expected results in our rental, supply chain, and dedicated businesses. Rental demand continued at a very robust level, with first quarter utilization at the highest level in a decade. These improvements were partially offset by lower than expected results in used vehicle sales.

"Continuing our momentum from record sales in 2017, we again achieved record sales in the first quarter, driven by ChoiceLease and Dedicated Transportation Solutions. We are pleased with our revenue growth across the Company and growth in the ChoiceLease fleet, which increased by 1,700 vehicles this quarter. We continue to successfully penetrate the non-outsourced market and are now also seeing fleet expansion with current customers driven by a strong freight market.

"We recently announced several strategic initiatives to further capitalize on the disruption we are seeing in the market and to drive long-term growth for the business. We acquired MXD Group earlier this month to leverage significant growth opportunities in e-commerce and expand Ryder’s omni-channel fulfillment capabilities, including final mile services. Additionally, in the Atlanta market we launched COOP by Ryder™, the first asset sharing platform of its kind for commercial vehicles, which enables fleet owners to generate revenue from their underutilized vehicles and provides a future asset-light earnings source for Ryder.

"Finally, due to the recent tax reform, we raised Ryder’s quarterly cash dividend to $0.52 per share of common stock, an increase of 13% from the amount Ryder had been paying quarterly since July of 2017.”

First Quarter Business Segment Operating Results

Fleet Management Solutions
In the Fleet Management Solutions (FMS) business segment, total revenue was $1.24 billion, up 10% compared with $1.13 billion in the year-earlier period. FMS operating revenue (a non-GAAP measure

Exhibit 99.1

excluding fuel) was $1.04 billion, up 8% from the year-earlier period. Ryder ChoiceLeaseTM (lease) revenue increased 5% reflecting a larger average fleet size and higher prices on replacement vehicles. The lease fleet increased by 1,700 vehicles year-to-date. Commercial rental revenue increased 18% from the year-earlier period due to higher demand and higher pricing. Fuel services revenue increased 20%, primarily reflecting higher fuel costs passed through to customers.

FMS earnings before tax were $49.8 million, down 5% compared with $52.3 million in the same period of 2017. Higher commercial rental and ChoiceLease performance was more than offset by higher depreciation of $10 million due to vehicle residual value changes implemented January 1, 2018, used vehicle sales results, and overhead spending. Used vehicle sales comparisons reflect higher inventory valuation adjustments and lower units sold. Commercial rental performance improved due to increased utilization reflecting stronger demand and higher pricing. Rental power fleet utilization was 74.8% for the first quarter, up 760 basis points from the year-earlier period. Lease results benefited from fleet growth but were partially offset by higher maintenance costs on certain older model year vehicles and weather-related expenses. Overhead comparisons reflect the timing of spending, including commissions and investments in sales, marketing, and technology to fund growth. FMS earnings before tax as a percentage of FMS total revenue and FMS operating revenue (a non-GAAP measure) were 4.0% and 4.8%, respectively, both down 60 basis points from the prior year, primarily reflecting higher depreciation due to vehicle residual value policy changes and lower used vehicle sales results.

Dedicated Transportation Solutions
In the Dedicated Transportation Solutions (DTS) business segment, total revenue was up 12% to $299 million and DTS operating revenue (a non-GAAP measure excluding fuel and subcontracted transportation) was up 4% to $201 million compared with the year-earlier period. DTS total revenue growth reflects higher subcontracted transportation revenue and operating revenue. DTS operating revenue growth reflects increased volumes and new business.

DTS earnings before tax of $13.1 million increased 16% compared with $11.3 million in 2017, due to revenue growth and operating performance, as well as favorable developments related to self-insurance claims from prior years. DTS earnings before tax as a percentage of DTS total revenue and DTS operating revenue (a non-GAAP measure) were 4.4% and 6.5%, respectively, up 20 and 70 basis points from the year-earlier period.

Supply Chain Solutions
In the Supply Chain Solutions (SCS) business segment, total revenue was up 10% to $495 million and

Exhibit 99.1

SCS operating revenue (a non-GAAP measure excluding fuel and subcontracted transportation) was up 6% to $383 million compared with the year-earlier period. SCS total revenue growth reflects higher operating revenue and subcontracted transportation revenue. SCS operating revenue growth largely reflects new business.

SCS earnings before tax of $26.2 million decreased 7% in the first quarter of 2018 compared with $28.0 million in 2017, reflecting an unusually strong quarter in the prior year. First quarter results were driven by lower volumes primarily in the automotive business, as well as ongoing lower performance in one customer account. These impacts were partially offset by earnings on operating revenue growth in CPG/Retail and Technology/Healthcare and lower insurance costs. SCS earnings before tax as a percentage of SCS total revenue and SCS operating revenue (a non-GAAP measure) were 5.3% and 6.8%, respectively, both down 90 basis points from the prior year.

Corporate Financial Information
Central Support Services
Central Support Services (CSS) are overhead costs incurred to support all business segments and product lines. Most CSS costs are allocated to the business segments. In the first quarter of 2018, unallocated CSS costs were $11 million, consistent with the year-earlier period.

Income Taxes
The Company’s effective income tax rate and comparable effective income tax rate (a non-GAAP measure) from continuing operations for the first quarter of 2018 decreased to 29.5% and 25.6%, reflecting a lower federal tax rate related to the 2017 Tax Cuts and Jobs Act (Tax Reform). The decrease in the effective income tax rate was offset by the impact of a non-deductible UK goodwill impairment charge, as well as a deferred tax liability adjustment of $1.4 million or $0.02 per diluted share related to the prior provisional estimate from Tax Reform. During the first quarter, we also determined that certain uncertain tax positions should have been reversed in prior periods when the statutes of limitations expired. We recognized a $3.3 million benefit to the tax provision related to this reversal.

On April 2, 2018, the Internal Revenue Service issued Notice 2018-26, which will require the Company to increase the provisional estimate related to the one-time transition tax associated with Tax Reform. The Company currently estimates the additional tax provision to be approximately $30 million or $0.57 per

Exhibit 99.1

diluted share in the second quarter. This charge will be excluded from comparable earnings for the second quarter.

Items Excluded from Segment and Comparable Earnings
Non-operating components of pension costs are excluded from both segment earnings before tax and comparable earnings (a non-GAAP measure) to more accurately reflect the operating performance of the business. Non-operating pension costs totaled $1.2 million ($0.6 million after tax) or $0.01 per diluted share in the first quarter of 2018, down from $7.3 million ($4.2 million after tax) or $0.08 per diluted share in the year-earlier period.

First quarter 2018 results reflect a non-cash, pre-tax charge of $15.5 million ($15.5 million after tax) or $0.29 per diluted share, related to the impairment of goodwill in our FMS Europe reporting unit, which predominantly operates in the UK. In connection with a downturn in market conditions impacting these operations, the Company performed an impairment analysis of goodwill in this reporting unit and concluded that a charge was required. The UK business represents approximately 5% of total revenue.

First quarter 2018 results also reflect acquisition transaction costs of $0.6 million ($0.4 million after tax) or $0.01 per diluted share, and restructuring and other charges, net of $0.5 million ($0.4 million after tax) or $0.01 per diluted share. These impacts were partially offset by Tax Reform-related adjustments, net of $0.8 million ($0.6 million after tax) or $0.01 per diluted share related to a one-time employee bonus previously announced.

Capital Expenditures
Capital expenditures increased to $711 million in the first quarter of 2018, compared with $436 million in the first quarter of 2017. The increase in capital expenditures reflects higher planned investments to grow and refresh the lease and rental fleets. Proceeds of $90 million, primarily from used vehicle sales, decreased 7% compared with $97 million in 2017, reflecting fewer units sold. Net capital expenditures (including proceeds from the sale of assets) were $621 million in 2018, up from $340 million in 2017. The Company is increasing its forecast for gross capital expenditures from $2.9 billion to $3.0 billion, primarily reflecting increased contractual lease sales activity. The Company is also revising its forecast for net capital expenditures to go from $2.5 billion to $2.6 billion.

Exhibit 99.1

Cash Flow and Leverage
Operating cash flow was $315 million in the first quarter of 2018, compared with $331 million in the first quarter of 2017. Total cash generated (a non-GAAP measure that includes proceeds from used vehicle sales) was $425 million, compared with $444 million in 2017. Free cash flow (a non-GAAP measure) was negative $238 million, compared with $83 million in 2017, reflecting increased net capital spending. The Company’s full-year 2018 forecast for operating cash flow remains unchanged at approximately $1.8 billion. The Company is revising its full-year free cash flow forecast from negative $600 million to negative $750 million, primarily reflecting increased growth-related capital spending.

Total debt as of March 31, 2018 was $5.7 billion, up from $5.4 billion in 2017. Debt to equity for the first quarter of 2018 was 199% compared with 191% at year-end 2017, and just below Ryder’s long-term target range of 200% to 250%. The Company is revising its year-end debt to equity forecast from 199% to 210%, reflecting increased growth capital spending and a recent acquisition.

2018 Earnings Forecast

Commenting on the Company’s outlook, Mr. Sanchez said, "We expect year-over-year pre-tax earnings to be higher for the balance of the year. The improved earnings reflect continued strong rental and contractual sales results, driven by the healthy freight environment and our sales and marketing initiatives, as well as cost reductions. These improvements will more than offset the impact from used vehicle sales and higher depreciation. Our overall earnings expectation for the balance of the year remains in-line with our prior forecast.

"We are pleased with our contractual sales performance across all three business segments. We now expect record full-year ChoiceLease fleet growth of 7,500 vehicles, up by 1,000 units from our prior forecast. Based on our robust sales pipeline, we anticipate potential upside to this forecast. Due to longer manufacturer lead times, most of the additional fleet growth above our original forecast is expected to occur later in the year, positioning us well for revenue and earnings growth in 2019. In addition to organic growth opportunities, we are excited about the opportunity to cross-sell the capabilities acquired through the MXD purchase. We now anticipate double-digit revenue growth in both DTS and SCS in the second half of the year.

Exhibit 99.1

"We expect the first quarter used vehicle pricing challenges to continue throughout the year. We also expect continued solid used vehicle sales volumes, and are forecasting used vehicle inventory to be around the midpoint of our target range."
In view of these factors, Ryder is revising its full-year 2018 GAAP EPS forecast to a range of $4.55 to $4.80, as compared to the prior forecast of $5.34 to $5.64, primarily reflecting an increase to the provisional estimate of the transition tax related to Tax Reform. In 2017, full-year GAAP EPS was $14.88 and included a benefit from tax reform. The Company is also revising its forecast for full-year 2018 comparable EPS from continuing operations to $5.45 to $5.70, from the prior forecast of $5.40 to $5.70, and compared with $4.53 in 2017.
Ryder is establishing a second quarter 2018 GAAP EPS forecast of $0.62 to $0.72, compared with $0.97 in the second quarter 2017. The 2018 GAAP EPS forecast includes a one-time transition tax adjustment of $0.57. The Company is also establishing a second quarter 2018 forecast for comparable EPS from continuing operations of $1.20 to $1.30, compared with $1.00 in the second quarter 2017.

Supplemental Company Information

First Quarter Net Earnings

(dollars in millions, except EPS)	Earnings		Diluted EPS
	2018	2017	2018	2017
Earnings from continuing operations	$33.9	38.5	$0.64	0.72
Discontinued operations	(0.4)	(0.1)	(0.01)	—
Net earnings	$33.5	38.4	$0.63	0.72

Business Description
Ryder System, Inc. is a FORTUNE 500® commercial fleet management, dedicated transportation, and supply chain solutions company. Ryder’s stock (NYSE: R) is a component of the Dow Jones Transportation Average and the Standard & Poor’s 500 Index. The Company’s financial performance is reported in the following three, inter-related business segments:

•
Fleet Management Solutions - Ryder’s FMS business segment provides a broad range of services to help businesses of all sizes, across virtually every industry, deliver for their customers. From leasing, maintenance, and fueling, to commercial rental and used vehicle sales, customers rely on Ryder’s expertise to help them lower their costs, redirect capital to other parts of their business, and focus on what they do best - so they can grow.

Exhibit 99.1

•
Dedicated Transportation Solutions - Ryder’s DTS business segment combines the best of Ryder’s leasing and maintenance capability with the safest and most professional drivers in the industry. With a dedicated transportation solution, Ryder helps customers increase their competitive position, reduce risk, and integrate their transportation needs with their overall supply chain.

•
Supply Chain Solutions - Ryder’s SCS business segment optimizes logistics networks to make them more responsive and able to be leveraged as a competitive advantage. Globally-recognized brands in the automotive, consumer goods, food and beverage, healthcare, industrial, oil and gas, technology, and retail industries rely on Ryder’s leading-edge technologies and world-class logistics engineers to help them deliver the goods that consumers use every day.

Notations
Earnings Before Tax (EBT): Ryder’s primary measurement of business segment financial performance, earnings before tax (EBT), allocates Central Support Services to each business segment and excludes restructuring and other items, as well as non-operating pension costs.

Capital Expenditures: In Ryder’s business, capital expenditures are generally used to purchase revenue earning equipment (trucks, tractors, and trailers) primarily to support the ChoiceLease product line and secondarily to support the commercial rental product line within Ryder’s FMS business segment. The level of capital required to support the ChoiceLease product line varies directly with customer contract signings for growth and replacement vehicles. These contracts are long-term agreements that result in ongoing revenues and cash flows to Ryder, typically over a three- to ten-year term. The commercial rental product line utilizes capital for the purchase of vehicles to replenish and expand the Company’s fleet available for shorter-term use by contractual or occasional customers.

For more information on Ryder System, Inc., visit http://investors.ryder.com/.

###

Note Regarding Forward-Looking Statements:
Certain statements and information included in this news release are “forward-looking statements” under the Federal Private Securities Litigation Reform Act of 1995, including our expectations regarding market trends, earnings performance, revenue in our business segments, fleet growth, performance in our product lines and segments, the strength of our sales pipeline, demand and pricing trends in commercial rental and used vehicle sales, used vehicle inventory levels, residual values, return on capital spread, operating cash flow, free cash flow, capital expenditures, our ability to make investments in sales, marketing, IT and new product initiatives, the impact from tax reform on our earnings and demand for our services, and the impact and adequacy of steps we have taken to address our cost structure. Accordingly, these forward-looking statements should be

Exhibit 99.1

evaluated with consideration given to the many risks and uncertainties inherent in our business that could cause actual results and events to differ materially from those in the forward-looking statements. Important factors that could cause such differences include, among others, our ability to adapt to changing market conditions, lower than expected contractual sales, decreases in commercial rental demand or poor acceptance of rental pricing, our ability to return out of service vehicles to the fleet, availability of rental vehicles to meet demand and availability of labor to maintain our fleet at normalized levels, worsening of market demand for used vehicles impacting current pricing and our anticipated proportion of retail versus wholesale sales, lack of customer demand for our services, higher than expected maintenance costs due to, among other things, lower than expected benefits from maintenance initiatives and a newer fleet, setbacks or uncertainty in the economic market, implementation or enforcement of regulations, decreases in freight demand or volumes, poor operational execution particularly with new accounts and product launches, our ability to obtain adequate profit margins for our services, our inability to maintain current pricing levels due to soft economic conditions, business interruptions or expenditures due to severe weather or natural occurrences, competition from other service providers and new entrants, customer retention levels, loss of key customers, driver and technician shortages resulting in higher procurement costs and turnover rates, unexpected bad debt reserves or write-offs, changes in customers’ business environments that will limit their ability to commit to long-term vehicle leases, a decrease in credit ratings, increased debt costs, adequacy of accounting estimates, reserves and accruals particularly with respect to pension, taxes, depreciation, insurance and revenue, sudden or unusual changes in fuel prices, unanticipated currency exchange rate fluctuations, our ability to manage our cost structure, and the risks described in our filings with the Securities and Exchange Commission. The risks included here are not exhaustive. New risks emerge from time to time and it is not possible for management to predict all such risk factors or to assess the impact of such risks on our business. Accordingly, we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

Note Regarding Non-GAAP Financial Measures: This news release includes certain non-GAAP financial measures as defined under SEC rules, including:

Comparable Earnings Measures, including comparable earnings from continuing operations, comparable earnings per share from continuing operations (as well as forecasts), comparable earnings before income tax and comparable effective income tax rate. Additionally, our adjusted return on average capital (ROC) and adjusted return on capital spread (ROC spread) measures are calculated based on comparable earnings items.

Operating Revenue Measures, including operating revenue and operating revenue growth excluding foreign exchange for Ryder and its business segments, and segment EBT as a percentage of operating revenue.

Cash Flow Measures, including total cash generated and free cash flow.

Refer to Appendix - Non-GAAP Financial Measure Reconciliations at the end of the tables following this press release for reconciliations of the non-GAAP financial measures contained in this release to the nearest GAAP measure. Additional information regarding non-GAAP financial measures as required by Regulation G and Item 10(e) of Regulation S-K can be found in our most recent Form 10-K, Form 10-Q and our Form 8-K filed as of the date of this release with the SEC, which are available at http://investors.ryder.com.

Exhibit 99.1

Conference Call and Webcast Information:

Ryder’s earnings conference call and webcast is scheduled for Tuesday, April 24, 2018, from 11:00 a.m. to 12:00 noon Eastern Time. Speakers will be Chairman and Chief Executive Officer Robert Sanchez, and Executive Vice President and Chief Financial Officer Art Garcia. To join please click the below URL five minutes prior to the start of the webcast. You will need to complete the registration page to gain access to the webcast.

Ryder First Quarter Earnings Call Webcast URL: https://pgi.webcasts.com/starthere.jsp?ei=1186438&tp_key=07f06e843e

If you do not have computer speakers or headphones and/or would like to dial-into the webcast, please dial into the phone bridge below. In addition, please click the “listen by phone” option on the webcast player for the optimal viewing experience.

LIVE AUDIO VIA PHONE
Please dial the audio phone number approximately 10 minutes prior to the start of the call.
Toll Free Number 888-352-6803
USA Toll Number:             323-701-0225
Audio Passcode:                 Ryder
Conference Leader:            Bob Brunn

 AUDIO REPLAY VIA PHONE
An audio replay of the call will be available one hour after call ends for 30 days.
Toll Free Number:       888-203-1112
USA Toll Number:       719-457-0820
Replay Passcode:         1420126

AUDIO REPLAY VIA MP3 DOWNLOAD
A podcast of the call will be available within 24 hours after the end of the call at http://investors.ryder.com. Interested listeners may download the audio file and either save or listen to it on their computer or any portable MP3 player. Go to http://investors.ryder.com, select Financials/Quarterly Reports and the date in order to access the file.

AUDIO & SLIDE REPLAY VIA INTERNET
An audio replay including the slide presentation will be available on the Internet within two hours following the call.  Go to http://investors.ryder.com, select Financials/Quarterly Reports and the date in order to access the file.

Exhibit 99.1

RYDER SYSTEM, INC. AND SUBSIDIARIES
CONSOLIDATED CONDENSED STATEMENTS OF EARNINGS - UNAUDITED
Periods ended March 31, 2018 and 2017
(In millions, except per share amounts)

	Three Months
	2018	2017

Lease and rental revenues	$824.3	$767.6
Services revenue	928.1	840.7
Fuel services revenue	151.1	128.7
Total revenues	$1,903.5	$1,737.0

Cost of lease and rental	$619.2	$578.8
Cost of services	787.2	702.9
Cost of fuel services	146.9	125.9
Other operating expenses	33.5	31.3
Selling, general and administrative expenses	208.6	201.1
Non-operating pension costs	1.2	7.3
Used vehicle sales, net	7.4	(0.8)
Interest expense	37.8	34.9
Miscellaneous income, net	(2.5)	(5.0)
Restructuring and other charges, net	16.0	—
	$1,855.4	$1,676.4

Earnings from continuing operations before income taxes	$48.1	$60.6
Provision for income taxes	14.2	22.1
Earnings from continuing operations	33.9	38.5
Loss from discontinued operations, net of tax	(0.4)	(0.1)
Net earnings	$33.5	$38.4

Earnings (loss) per common share - Diluted
Continuing operations	$0.64	$0.72
Discontinued operations	(0.01)	—
Net earnings	$0.63	$0.72

Earnings per share information - Diluted
Earnings from continuing operations	$33.9	$38.5
Less: Distributed and undistributed earnings allocated to unvested stock	(0.1)	(0.1)
Earnings from continuing operations available to common stockholders	$33.8	$38.4

Weighted-average shares outstanding - Diluted	$53.0	$53.4

EPS from continuing operations	$0.64	$0.72
Non-operating pension costs	0.01	0.08
Goodwill impairment	0.29	—
Uncertain tax position adjustment	(0.06)	—
Acquisition transaction costs	0.01	—
Tax Reform-related adjustments, net	0.01	—
Restructuring and other, net	0.01	—
Operating tax adjustment	—	0.03
Comparable EPS from continuing operations *	$0.91	$0.83
* Non-GAAP financial measure. A reconciliation of GAAP EPS from continuing operations to comparable EPS from continuing operations is set forth in this table. Note: Amounts may not be additive due to rounding.

Exhibit 99.1

RYDER SYSTEM, INC. AND SUBSIDIARIES
CONSOLIDATED CONDENSED BALANCE SHEETS - UNAUDITED
(Dollars in millions)

	March 31, 2018	December 31, 2017

Assets:
Cash and cash equivalents	$73.9	78.3
Other current assets	1,237.7	1,244.5
Revenue earning equipment, net	8,595.6	8,355.3
Operating property and equipment, net	790.5	776.7
Other assets	1,038.6	1,009.1
	$11,736.2	11,464.0

Liabilities and shareholders' equity:
Current liabilities	$1,131.4	1,188.9
Total debt	5,677.7	5,409.7
Other non-current liabilities (including deferred income taxes)	2,068.3	2,023.8
Shareholders' equity	2,858.8	2,841.7
	$11,736.2	11,464.0

SELECTED KEY RATIOS AND METRICS

	March 31, 2018	December 31, 2017

Debt to equity	199%	191%
Effective interest rate (average cost of debt)	2.7%	2.6%

	Three months ended March 31,
	2018	2017

Cash provided by operating activities from continuing operations	$314.9	331.3
Free cash flow *	(238.2)	82.8
Capital expenditures paid	662.7	361.3

Capital expenditures (accrual basis)	$710.9	436.1
Less: Proceeds from sales (primarily revenue earning equipment)	(90.0)	(96.5)
Net capital expenditures	$621.0	339.6

	Three months ended March 31,
	2018	2017

Return on average shareholders' equity***	32.8%	11.9%
Return on average assets***	7.0%	2.2%
Adjusted return on capital *	4.3%	4.6%
Weighted average cost of capital	4.3%	4.3%
Return on capital spread **	—%	0.3%

* Non-GAAP financial measure. See reconciliation of the non-GAAP elements of this calculation reconciled to the corresponding GAAP measures included in the Appendix - Non-GAAP Financial Measures section at the end of this release.
** Non-GAAP financial measure. Adjusted return on capital spread is calculated as the difference of the adjusted return on capital and the weighted average cost of capital.
*** 2018 calculations include the benefit from Tax Reform recorded in the fourth quarter of 2017.
Note: Amounts may not be additive due to rounding.

Exhibit 99.1

RYDER SYSTEM, INC. AND SUBSIDIARIES
BUSINESS SEGMENT REVENUE AND EARNINGS - UNAUDITED
Periods ended March 31, 2018 and 2017
(Dollars in millions)

	Three Months
	2018	2017	B(W)

Total Revenue:
Fleet Management Solutions:
ChoiceLease	$690.4	656.3	5%
SelectCare	121.9	113.6	7%
Commercial rental	204.5	174.0	18%
Other	21.9	18.3	20%
Fuel services revenue	203.8	170.3	20%
Total Fleet Management Solutions	1,242.6	1,132.5	10%
Dedicated Transportation Solutions	299.0	266.6	12%
Supply Chain Solutions	494.7	451.6	10%
Eliminations	(132.8)	(113.7)	(17)%
Total revenue	$1,903.5	1,737.0	10%

Operating Revenue: *
Fleet Management Solutions	$1,038.8	962.2	8%
Dedicated Transportation Solutions	201.4	193.4	4%
Supply Chain Solutions	382.8	361.8	6%
Eliminations	(80.1)	(72.2)	(11)%
Operating revenue	$1,542.9	1,445.1	7%

Business segment earnings:
Earnings from continuing operations
before income taxes:
Fleet Management Solutions	$49.8	52.3	(5)%
Dedicated Transportation Solutions	13.1	11.3	16%
Supply Chain Solutions	26.2	28.0	(7)%
Eliminations	(13.3)	(11.2)	(18)%
	75.8	80.4	(6)%
Unallocated Central Support Services	(10.7)	(10.2)	(5)%
Non-operating pension costs	(1.2)	(7.3)	NM
Other items	(15.8)	(2.2)	NM
Earnings from continuing operations before income taxes	48.1	60.6	(21)%
Provision for income taxes	14.2	22.1	36%
Earnings from continuing operations	$33.9	38.5	(12)%

* Non-GAAP financial measure. See reconciliation of GAAP total revenue to operating revenue in the Appendix - Non-GAAP Financial Measures section at the end of this release.
Note: Amounts may not be additive due to rounding.

Exhibit 99.1

RYDER SYSTEM, INC. AND SUBSIDIARIES
BUSINESS SEGMENT INFORMATION - UNAUDITED
Periods ended March 31, 2018 and 2017
(Dollars in millions)

	Three Months
	2018	2017	B(W)

Fleet Management Solutions

FMS total revenue	$1,242.6	1,132.5	10%
Fuel services revenue(a)	(203.8)	(170.3)	20%
FMS operating revenue *	$1,038.8	962.2	8%

Segment earnings before income taxes	$49.8	52.3	(5)%

FMS earnings before income taxes as % of FMS total revenue	4.0%	4.6%

FMS earnings before income taxes as % of FMS operating revenue *	4.8%	5.4%

Dedicated Transportation Solutions

DTS total revenue	$299.0	266.6	12%
Subcontracted transportation	(63.7)	(45.3)	41%
Fuel	(33.8)	(28.0)	21%
DTS operating revenue *	$201.4	193.4	4%

Segment earnings before income taxes	$13.1	11.3	16%

DTS earnings before income taxes as % of DTS total revenue	4.4%	4.2%

DTS earnings before income taxes as % of DTS operating revenue *	6.5%	5.8%

Supply Chain Solutions

SCS total revenue	$494.7	451.6	10%
Subcontracted transportation	(86.9)	(71.3)	22%
Fuel	(25.0)	(18.5)	35%
SCS operating revenue *	$382.8	361.8	6%

Segment earnings before income taxes	$26.2	28.0	(7)%

SCS earnings before income taxes as % of SCS total revenue	5.3%	6.2%

SCS earnings before income taxes as % of SCS operating revenue *	6.8%	7.7%

* Non-GAAP financial measure. A reconciliation of (1) GAAP total revenue to operating revenue for each business segment (FMS, DTS and SCS) and (2) segment earnings before taxes (EBT) as % of segment total revenue to segment EBT as % of segment operating revenue for each business segment is set forth in this table.
Note: Amounts may not be additive due to rounding.

(a) Includes intercompany fuel sales from FMS.

Exhibit 99.1

RYDER SYSTEM, INC. AND SUBSIDIARIES
BUSINESS SEGMENT INFORMATION - UNAUDITED
KEY PERFORMANCE INDICATORS

	Three months ended March 31,		Change
	2018	2017	2018/2017

ChoiceLease
Average fleet count	140,100	137,100	2%
End of period fleet count	140,800	137,900	2%
Miles/unit per day change - % (a)	(1.1)%	1.5%

Commercial rental
Average fleet count	38,600	37,300	3%
End of period fleet count	39,300	37,300	5%
Rental utilization - power units	74.8%	67.2%	760 bps
Rental rate change - % (b)	2.7%	1.1%

Customer vehicles under
SelectCare contracts
Average fleet count	54,200	50,100	8%
End of period fleet count	54,500	50,400	8%

Customer vehicles under
SelectCare on-demand (c)
Fleet serviced during the period	8,100	9,300	(13)%

DTS
Average fleet count (d)	8,500	8,200	4%
End of period fleet count (d)	8,700	8,300	5%

SCS
Average fleet count (d)	8,400	7,700	9%
End of period fleet count (d)	8,400	7,800	8%

Used vehicle sales (UVS)
Average UVS inventory	6,000	7,100	(15)%
End of period fleet count	6,000	6,700	(10)%
Used vehicles sold	4,200	4,500	(7)%
UVS pricing change - % (e)
Tractors	5%	(16)%
Trucks	2%	(20)%

Notes:

(a)	Represents the percentage change compared to prior year period in miles driven per vehicle per workday on US lease power units.
(b)	Represents percentage change compared to prior year period in average global rental rate per day on power units using constant currency.
(c)
Comprised of the number of vehicles serviced under on-demand maintenance agreements. Vehicles included in the end of period count may have been serviced more than one time during the respective period.

(d)	These vehicle counts are also included within the average fleet counts for ChoiceLease, Commercial Rental and SelectCare.
(e)	Represents percentage change compared to prior year period in average sales proceeds on used vehicle sales using constant currency.

Exhibit 99.1

RYDER SYSTEM, INC. AND SUBSIDIARIES
APPENDIX - NON-GAAP FINANCIAL MEASURE RECONCILIATIONS - UNAUDITED
This press release and accompanying tables include “non-GAAP financial measures” as defined by SEC rules. As required by SEC rules, we provide a reconciliation of each non-GAAP financial measure to the most comparable GAAP measure. Non-GAAP financial measures should be considered in addition to, but not as a substitute for or superior to, other measures of financial performance prepared in accordance with GAAP.
Specifically, the following non-GAAP financial measures are included in this presentation:

Non-GAAP Financial Measure	Comparable GAAP Measure	Reconciliation in Section Entitled
Operating Revenue Measures:
Operating Revenue	Total Revenue	Appendix - Non-GAAP Financial Measure Reconciliations
FMS Operating Revenue	FMS Total Revenue	Business Segment Information - Unaudited
DTS Operating Revenue	DTS Total Revenue
SCS Operating Revenue	SCS Total Revenue
Operating Revenue Growth Excluding Foreign Exchange	Total Revenue	Appendix - Non-GAAP Financial Measure Reconciliations
FMS EBT as a % of FMS Operating Revenue	FMS EBT as a % of FMS Total Revenue	Business Segment Information - Unaudited
DTS EBT as a % of DTS Operating Revenue	DTS EBT as a % of DTS Total Revenue
SCS EBT as a % of SCS Operating Revenue	SCS EBT as a % of SCS Total Revenue
Comparable Earnings Measures:
Comparable Earnings Before Income Tax and Comparable Tax Rate	Earnings Before Income Tax and Effective Tax Rate from Continuing Operations	Appendix - Non-GAAP Financial Measure Reconciliations
Comparable Earnings	Earnings from Continuing Operations	Appendix - Non-GAAP Financial Measure Reconciliations
Comparable EPS and Comparable EPS Forecast	EPS from Continuing Operations EPS Forecast from Continuing Operations	Consolidated Condensed Statements of Earnings - Unaudited Appendix - Non-GAAP Financial Measure Reconciliations (Forecast)
Adjusted Return on Average Capital (ROC) and Adjusted ROC Spread
Not Applicable. However, non-GAAP elements of the calculation have been reconciled to the corresponding GAAP measures. A numerical reconciliation of net earnings to adjusted net earnings and average total debt and average shareholders' equity to adjusted average total capital is provided.
Appendix - Non-GAAP Financial Measure Reconciliations
Cash Flow Measures:
Total Cash Generated and Free Cash Flow	Cash Provided by Operating Activities	Appendix - Non-GAAP Financial Measure Reconciliations

Exhibit 99.1

RYDER SYSTEM, INC. AND SUBSIDIARIES
APPENDIX - NON-GAAP FINANCIAL MEASURE RECONCILIATIONS - UNAUDITED
(Dollars in millions)

OPERATING REVENUE RECONCILIATION

	Three months ended March 31,
	2018	2017

Total revenue	$1,903.5	1,737.0
Fuel	(210.0)	(175.3)
Subcontracted transportation	(150.6)	(116.6)
Operating revenue *	$1,542.9	1,445.1

TOTAL CASH GENERATED/FREE CASH FLOW RECONCILIATION

	Three months ended March 31,
	2018	2017

Net cash provided by operating activities from continuing operations	$314.9	331.3
Proceeds from sales (primarily revenue earning equipment) (a)	90.0	96.5
Collections on direct finance leases and other items (a)	19.7	16.3
Total cash generated *	424.6	444.1
Purchases of property and revenue earning equipment (a)	(662.7)	(361.3)
Free cash flow **	$(238.2)	82.8

Memo:
Net cash provided by (used in) financing activities	$231.8	(106.2)
Net cash used in investing activities	$(553.0)	(248.6)

Notes:

(a)	Included in cash flows from investing activities.

** Non-GAAP financial measure.
** Non-GAAP financial measure. We refer to the net amount of cash generated from operating activities and investing activities (excluding changes in restricted cash and acquisitions) from continuing operations as “free cash flow”. We calculate free cash flow as the sum of net cash provided by operating activities and net cash provided by the sale of revenue earning equipment and operating property and equipment, collections on direct finance leases and other cash inflows from investing activities, less purchases of property and revenue earning equipment.
Note: Amounts may not be additive due to rounding.

Exhibit 99.1

RYDER SYSTEM, INC. AND SUBSIDIARIES
APPENDIX - NON-GAAP FINANCIAL MEASURE RECONCILIATIONS - UNAUDITED
(Dollars in millions)

ADJUSTED RETURN ON CAPITAL RECONCILIATION

	Twelve months ended March 31,
	2018	2017

Net earnings (12-month rolling period)	$785.9	244.5
+ Restructuring and other items	41.8	14.7
+ Income taxes	(484.1)	130.8
Adjusted earnings before income taxes	343.6	389.9
+ Adjusted interest expense (a)	143.5	145.1
- Adjusted income taxes (b)	(158.0)	(186.5)
= Adjusted net earnings for ROC (numerator) [A]	$329.1	348.5

Average total debt	$5,400.2	5,496.7
Average off-balance sheet debt	2.6	1.3
Average shareholders' equity	2,401.6	2,064.8
Adjustment to equity (c)	(140.0)	1.1
Adjusted average total capital (denominator) [B]	$7,664.4	7,563.9

Adjusted ROC * [A]/[B]	4.3%	4.6%

Notes:

(a)	Represents reported interest expense plus imputed interest on off-balance sheet obligations.
(b)	Represents provision for income taxes plus income taxes on restructuring and other items and adjusted interest expense.
(c)	Represents the impact to equity of items to arrive at comparable earnings.

* Non-GAAP financial measure. Non-GAAP elements of the calculation have been reconciled to the corresponding GAAP measures. A numerical reconciliation of net earnings to adjusted net earnings and average total debt and average shareholders' equity to adjusted average total capital set forth in this table.
Note: Amounts may not be additive due to rounding.

Exhibit 99.1

RYDER SYSTEM, INC. AND SUBSIDIARIES
APPENDIX - NON-GAAP FINANCIAL MEASURE RECONCILIATIONS - UNAUDITED
(In millions, except per share amounts)

COMPARABLE EARNINGS/EARNINGS BEFORE INCOME TAX/TAX RATE RECONCILIATION

		2018
	Consolidated Statements of Earnings Line Item	Three Months

Earnings from continuing operations before income taxes		$48.1
Non-operating pension costs	Non-operating pension costs	$1.2
Restructuring and other, net	Restructuring and other charges, net	$0.5
Goodwill impairment	Restructuring and other charges, net	$15.5
Acquisition transaction costs	SG&A	$0.6
Tax Reform-related adjustments, net	SG&A	$(0.8)
Comparable earnings from continuing operations before income taxes*		65.1

Provision for income taxes		(14.2)
Income tax effects of non-GAAP adjustments**		(2.5)
Comparable provision for income taxes**		(16.7)

Earnings from continuing operations		$33.9
Non-operating pension costs	Non-operating pension costs	$0.6
Restructuring and other, net	Restructuring and other charges, net	$0.4
Goodwill impairment	Restructuring and other charges, net	$15.5
Uncertain tax position adjustment	Provision for income taxes	$(3.3)
Acquisition transaction costs	SG&A	$0.4
Tax Reform-related adjustments, net	SG&A	$0.8
Comparable earnings from continuing operations*		$48.4

Tax rate on continuing operations		29.5%
Income tax effects of non-GAAP adjustments**		(3.9)%
Comparable tax rate on continuing operations**		25.6%

Exhibit 99.1

		2017
	Consolidated Statements of Earnings Line Item	Three Months

Earnings from continuing operations before income taxes		$60.6
Non-operating pension costs	Non-operating pension costs	7.3
Operating tax adjustment	SG&A	2.2
Comparable earnings from continuing operations before income taxes*		70.2

Provision for income taxes		(22.1)
Income tax effects of non-GAAP adjustments**		(3.7)
Comparable provision for income taxes**		(25.7)

Earnings from continuing operations		38.5
Non-operating pension costs	Non-operating pension costs	4.2
Operating tax adjustment	SG&A	1.7
Comparable earnings from continuing operations*		$44.4

Tax rate on continuing operations		36.4%
Income tax effects of non-GAAP adjustments**		0.2%
Comparable tax rate on continuing operations**		36.6%
* Non-GAAP financial measure.
** The comparable provision for income taxes is computed using the same methodology as the GAAP provision for income taxes. Income tax effects of non-GAAP adjustments are calculated based on the statutory tax rates of the jurisdictions to which the non-GAAP adjustments relate.
Note: Amounts may not be additive due to rounding.

Exhibit 99.1

RYDER SYSTEM, INC. AND SUBSIDIARIES
APPENDIX - NON-GAAP FINANCIAL MEASURE RECONCILIATIONS - UNAUDITED

COMPARABLE EARNINGS PER SHARE FORECAST RECONCILIATION

Comparable earnings per share from continuing operations forecast:*	Second Quarter 2018	Full Year 2018
EPS from continuing operations	$0.62 to $0.72	$4.55 to $4.80
Non-operating pension costs, net of tax	0.01	0.06
UK goodwill impairment charge	—	0.29
Uncertain tax position adjustment	—	(0.06)
Acquisition transaction costs	—	0.01
Restructuring and other	—	0.02
Tax Reform-related adjustments	0.57	0.58
Comparable EPS from continuing operations forecast*	$1.20 to $1.30	$5.45 to $5.70

Note: Amounts may not be additive due to rounding.

TOTAL CASH GENERATED/FREE CASH FLOW FORECAST RECONCILIATION

2018 Forecast
Net Cash Provided by Operating Activities from Continuing Operations	$1,805
Proceeds from sales (primarily revenue earning equipment) (1)	400
Collections of direct finance leases (1)	80
Total cash generated*	2,285

Capital expenditures (1)	(3,035)
Free cash flow **	$(750)

Memo:
Net cash used in financing activities	$(850)
Net cash used in investing activities	$(2,700)

(1)	Included in cash flows from investing activities.

* *Non-GAAP financial measure.
** Non-GAAP financial measure. We refer to the net amount of cash generated from operating activities and investing activities (excluding changes in restricted cash and acquisitions) from continuing operations as “free cash flow”. We calculate free cash flow as the sum of net cash provided by operating activities and net cash provided by the sale of revenue earning equipment and operating property and equipment, collections on direct finance leases and other cash inflows from investing activities, less purchases of property and revenue earning equipment.